SEC FILE NUMBER
                                                                 0-12641
                                                                 ---------------
                                                                 CUSIP NUMBER
                                                                 452440 10 4


                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM 12b-25

                           NOTIFICATION OF LATE FILING


(Check One):
     [_] Form 10-K  [_] Form 20-F  [_] Form 11-K  [X] Form 10-Q  [_] Form N-SAR

     For Period Ended:         September 30, 1999
                         -------------------------------------------------------
     [_] Transition Report on Form 10-K      [_] Transition Report on Form 10-Q
     [_] Transition Report on Form 20-F      [_] Transition Report on Form N-SAR
     [_] Transition Report on Form 11-K
         For the Transition Period Ended:  _____________________________________


  Read Instruction (on back page) Before Preparing Form. Please Print or Type.
            Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

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                        PART I -- REGISTRANT INFORMATION

                           Imaging Technologies Corporation
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Full Name of Registrant

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Former Name if Applicable

                           15175 Innovation Drive
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Address of Principal Executive Office (Street and Number)

                            San Diego, CA 92128
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City, State and Zip Code

                       PART II -- RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

     (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense; [X]

     (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, 11-K or Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the
[X] prescribed due date; or the subject quarterly report of transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and (c) The accountant's statement or other exhibit required by Rule 12-b-25

     (c)  has been attached if applicable.

                              PART III -- NARRATIVE

State below in reasonable detail the reasons why Forms 10-K, 20-F, 11-K, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period.

                                SEE ATTACHMENT A


                                                 (Attach Extra Sheets if Needed)
                                                                 SEC 1344 (6/94)

                          PART IV -- OTHER INFORMATION

1. Name and telephone number of person to contact in regard to this notification Brian Bonar 619 613-1300 (Name) (Area Code) (Telephone Number)

               Brian Bonar                   619              613-1300
     -------------------------------    ------------    ------------------
                 (Name)                 (Area Code)     (Telephone Number)

2. Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer
     is no, identify report(s)                                   [X] Yes  [_] No
     ---------------------------------------------------------------------------

3. Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion
     thereof?                                                    [_] Yes  [X] No


     If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of results cannot be made.


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                        Imaging Technologies Corporation
          -----------------------------------------------------------
                  (Name of Registrant as Specified in Charter)

     has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.



                                             By:   /s/ Brian Bonar
Date   November 12, 1999                     -----------------------------------
                                                  Brian Bonar, President, Chief
                                                  Executive Officer and Director

                                  ATTACHMENT A

                              PART III - NARRATIVE


     Imaging Technologies Corporation has recently experienced changes in its operations and staffing. In addition, the efforts of the accounting and financial reporting staff were largely diverted to the recently announced appointment of an operational receiver to assist the Company in its ongoing turnaround. Due to these factors, the Company has not yet completed the information necessary for inclusion in the Quarterly Report on Form 10-Q. The Company anticipates being able to file all required information by November 22, 1999.